Exhibit 99.1

Capital Corp of the West Announces a $.05 Per Share Second Quarter Cash Dividend

MERCED, Calif., April 27 /PRNewswire-FirstCall/ — Capital Corp of the West (Nasdaq: CCOW), the holding company for County Bank, Central California’s Community Bank, announced that today its board of directors declared a $.05 per share second quarter 2004 cash dividend for shareholders of record as of May 5, 2004, payable on May 26, 2004.

“This second quarter $.05 a share cash dividend follows our first quarter $.05 cash dividend and continues the trend started in the first quarter of this year,” stated Tom Hawker Chief Executive Officer of Capital Corp of the West. “In a separate April 12th press release we announced a strong 20% increase in earnings and a 20% growth in assets from prior quarter one year ago.” “These strong performances allow for the payment of this cash dividend while at the same time retaining sufficient capital to support our internal goal of generating a 15%, or better, Return on Equity (ROE) and of growing our assets by at least 15% in per year, while at the same time absorbing the costs of opening two to three branches each year.”

Capital Corp. of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 26 years of service as “Central California’s Community Bank.” Currently County Bank has nineteen branch offices serving the communities of Fresno, Madera, Mariposa, Merced, Stanislaus, San Francisco, Stockton and Tuolumne counties. As of the latest FDIC data, County Bank has 5.1% market share of the six counties in which it has retail branches. This ranks County Bank sixth out of forty-one financial institutions in these counties. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at 209-725-2276, or R. Dale McKinney Chief Financial Officer, at 209-725-7435.

SOURCE Capital Corp. of the West
-0- 04/27/2004
/CONTACT: Thomas T. Hawker, President / Chief Executive Officer, +1-209-725-2276, or R. Dale McKinney, EVP / Chief Financial Office, +1-209-725-7435, both of Capital Corp. of the West/
/Web site: http://www.ccow.com /
(CCOW)

CO: Capital Corp. of the West ST: California IN: FIN SU: DIV